UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRET REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2015

LogMeIn, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34391	20-1515952
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

320 Summer Street Boston, Massachusetts	02210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781)-638-9050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 2, 2015, LogMeIn, Inc. (the “Company”) announced a management succession plan whereby Michael K. Simon will resign from his positions as Chief Executive Officer and Secretary of the Company, as well as from his positions as a director of any Company subsidiaries, effective as of December 15, 2015. The Company’s Board of Directors has named William R. Wagner, who is currently serving as the Company’s President and Chief Operating Officer, to succeed Mr. Simon as the Company’s President and Chief Executive Officer. Mr. Simon will continue to serve as Chairman of the Company’s Board of Directors and is expected to serve in an advisory role to Mr. Wagner to assist with the transitioning of duties and to perform other special projects and assignments as reasonably requested by the Company. This advisory role is expected to last through the end of 2016 and, in this role, Mr. Simon will work at least five days a month. The specific terms of this advisory role will be subject to a transition agreement currently being finalized between the Company and Mr. Simon.

Mr. Wagner, age 48, joined the Company in May 2013 as its Chief Operating Officer and has served as the Company’s President and Chief Operating Officer since January 2015. Prior to joining the Company, Mr. Wagner served as the Chief Operating Officer at Vocus, Inc., a leading cloud marketing software provider, from October 2010 to November 2012 and as Vocus’ Chief Marketing Officer from July 2006 to October 2010. Prior to Vocus, Mr. Wagner had served as the Chief Marketing Officer at Fiberlink Communications, from February 2000 to June 2006. Mr. Wagner holds a B.A. in History from Lafayette College and an M.B.A. from Wharton School of Business. Mr. Wagner has also served on the Company’s Board of Directors since March 2015.

The Company’s Compensation Committee is evaluating Mr. Wagner’s current compensation in connection with this succession plan, but has not made any changes to Mr. Wagner’s compensation at this time.

Michael J. Donahue, the Company’s SVP and General Counsel, will succeed Mr. Simon as the Company’s Secretary.

Item 7.01. Regulation FD Disclosure.

On September 2, 2015, the Company issued a press release announcing the CEO transition and also reaffirmed its third quarter and full year 2015 guidance, which was last updated on July 23, 2015, as follows: the Company continues to expect to achieve third quarter revenues of $68.8 million to $69.3 million and full year 2015 revenues of $265.0 million to $266.5 million. Non-GAAP net income for the third quarter is expected to be in the range of $0.43 to $0.44 per diluted share, and non-GAAP net income for the full year 2015 is expected to be in the range of $1.51 to $1.57 per diluted share. Non-GAAP net income per diluted share excludes acquisition related costs and amortization, stock-based compensation expense, and litigation related expense. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibit relating to Item 7.01 shall be deemed to be furnished, and not filed:

99.1	Press release entitled “LogMeIn Announces Management Succession Plan,” issued by the Company on September 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGMEIN, INC

Date: September 3, 2015	By:	/s/ Michael K. Simon
Michael K. Simon
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release entitled “LogMeIn Announces Management Succession Plan,” issued by the Company on September 2, 2015.